Exhibit 7.08

August 8, 2006

ARAMARK Corporation

1101 Market Street

Philadelphia, Pennsylvania 19107

Ladies and Gentlemen:

This Letter Agreement is being delivered by GS Capital Partners V Fund, L.P. (the “Investor”) to ARAMARK Corporation, a Delaware corporation (the “Company”), in connection with the execution of that Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), between RMK Acquisition Corporation, a Delaware corporation (“MergerCo”), RMK Finance LLC, a Delaware limited liability company (“SibCo”), and the Company, pursuant to which MergerCo will merge into the Company. The Investor and the Company hereby agree as follows:

1. OBLIGATIONS. To induce the Company to enter into the Merger Agreement, the Investor hereby absolutely, unconditionally and irrevocably guarantees to the Company, on the terms and conditions set forth herein, the payment obligations of MergerCo under the third-to-last and next-to-last sentences of Section 5.14(a), the last two sentences of Section 5.15, Section 7.6(c) and the second sentence of 7.6(d) of the Merger Agreement (the “Obligations”); provided that the maximum amount payable by the Investor hereunder shall not exceed $30,000,000 (the “Investor Cap”; the Obligations, as limited by the Investor Cap, the “Merger Agreement Obligations”), it being understood that the Company will not seek to enforce this Letter Agreement without giving effect to the Investor Cap. In furtherance of the foregoing, the Investor acknowledges that the Company may, in its sole discretion, bring and prosecute a separate action or actions against the Investor for the full amount of the Merger Agreement Obligations, regardless of whether action is brought against MergerCo pursuant to the last sentence of Section 10(a) of this Letter Agreement or any other guarantor pursuant to a letter agreement of similar purpose and effect dated as of the date hereof to be entered into between the Company and such other guarantor (the “Other Investors”), whether MergerCo or any Other Investors are joined (to the extent permitted by Section 10(a)) in any such action or actions or whether MergerCo or Other Investors were primarily responsible for causing the payment obligations of MergerCo under the Merger Agreement.

2. NATURE OF THE OBLIGATIONS. The Company shall not be obligated to file any claim relating to the Obligations in the event that MergerCo becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Investor’s obligations hereunder. In the event that any payment to the Company hereunder is rescinded or must otherwise be returned for any reason whatsoever, the Investor shall remain liable hereunder with respect to its Merger Agreement Obligations as if such payment had not been made (subject to the terms hereof). This is an unconditional guarantee of payment and not of collectibility.

3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. The Investor agrees that the Company may at any time and from time to time, without notice to or further consent of the Investor, extend the time of payment of any of the Obligations, and may also make any agreement with MergerCo or with any other person (including any Other Investors) interested in the transactions contemplated by the Merger Agreement, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company and MergerCo or any such other person without in any way impairing or affecting the Investor’s obligations under this Letter Agreement. The Investor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Company to assert any claim or demand or to enforce any right or remedy against MergerCo or any other person interested in the transactions contemplated by the Merger Agreement (including any Other Investors); (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations (provided that any such change, rescission, waiver, compromise, consolidation or other amendment or modification shall be subject to the prior written consent of MergerCo to the extent required under the Merger Agreement); (c) the addition, substitution or release of any entity or other person interested in the transactions contemplated by the Merger Agreement, including any Other Investors (provided that any such addition, substitution or release shall be subject to the prior written consent of MergerCo to the extent required under the Merger Agreement); (d) any change in the corporate existence, structure or ownership of MergerCo or any other person interested in the transactions contemplated by the Merger Agreement (including any Other Investors); (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting MergerCo or any other person interested in the transactions contemplated by the Merger Agreement (including any Other Investors); (f) the existence of any claim, set-off or other right which the Investor may have at any time against MergerCo or the Company, whether in connection with the Obligations or otherwise; (g) any lack of enforceability of the Merger Agreement or any agreement or instrument relating thereto; or (h) the adequacy of any other means the Company may have of obtaining payment of any of the Obligations. To the fullest extent permitted by law, the Investor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Company. The Investor waives promptness, diligence, notice of the acceptance of this Letter Agreement and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (except for notices to be provided to MergerCo and its counsel in accordance with Section 8.7 of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of MergerCo or any other person interested in the transactions contemplated by the Merger Agreement (including any Other Investors), and all suretyship defenses generally (other than fraud or willful misconduct by the Company or any of its subsidiaries, defenses to the payment of the Obligations that are available to MergerCo under the Merger Agreement or breach by the Company of this Letter Agreement, each of the foregoing defenses being retained by the Investor). The Investor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Letter Agreement are knowingly made in contemplation of such benefits.

The Company hereby covenants and agrees that it shall not institute, and shall cause its subsidiaries and Controlled Affiliates (as defined below) not to institute, and shall instruct each affiliate that is not a Controlled Affiliate not to institute in the name of or on behalf of the Company or any other person, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against the Investor, MergerCo, the Investor Affiliates or MergerCo Affiliates (as defined below) except for claims against the Investor under this Letter Agreement and against Other Investors under their letter agreements, and the Investor hereby covenants and agrees that it shall not institute, and shall cause its affiliates not to institute, any proceeding asserting that this Letter Agreement is illegal, invalid or unenforceable, in whole or in part. The Company shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Company’s rights against, any person liable for any Obligations prior to proceeding against the Investor hereunder. For purposes of this Letter Agreement, “Controlled Affiliate” of any person means any affiliate that such person directly or indirectly controls (within the meaning of Rule 12b-2 of the Exchange Act) and, for purposes of this Letter Agreement, includes the directors and officers of such person. The Investor hereby unconditionally and irrevocably waives, and agrees not to exercise, any rights that it may now have or hereafter acquire against MergerCo or the Other Investors that arise from the existence, payment, performance, or enforcement of the Investor’s Merger Agreement Obligations under or in respect of this Letter Agreement or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against MergerCo or the Other Investors, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from MergerCo or such other person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until its Merger Agreement Obligations and any amounts payable under the proviso to the last sentence of Section 8 of this Letter Agreement shall have been paid in full in cash. If any amount shall be paid to the Investor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Merger Agreement Obligations and any amounts payable under the proviso to the last sentence of Section 8 of this Letter Agreement, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of the Investor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Merger Agreement Obligations and any amounts payable under the proviso to the last sentence of Section 8 of this Letter Agreement, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for any Merger Agreement Obligations and any amounts payable under the proviso to the last sentence of Section 8 of this Letter Agreement thereafter arising. Notwithstanding anything to the contrary contained in this Letter Agreement, the Company hereby agrees that to the extent MergerCo is relieved by the parties to the Merger Agreement (including the Company) of its obligations under the third-to-last and next-to-last sentences of Section 5.14(a), the last two sentences of Section 5.15, Section 7.6(c) and the second sentence of 7.6(d) of the Merger Agreement, the Investor shall be similarly relieved of its obligations under this Letter Agreement.

4. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Company or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.

5. REPRESENTATIONS AND WARRANTIES. The Investor hereby represents and warrants that:

(a) the execution, delivery and performance of this Letter Agreement have been duly authorized by all necessary action and do not contravene any provision of the Investor’s charter, partnership agreement, operating agreement or similar organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Investor or its assets;

(b) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Letter Agreement by the Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Letter Agreement;

(c) this Letter Agreement constitutes a legal, valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d) the Investor has the financial capacity to pay and perform its obligations under this Letter Agreement, and all funds necessary for the Investor to fulfill its Merger Agreement Obligations under this Letter Agreement shall be available to the Investor for so long as this Letter Agreement shall remain in effect in accordance with Section 8 hereof.

6. NO ASSIGNMENT. Neither the Investor nor the Company may assign its rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Company or the Investor, as the case may be; provided, however, that Investor may assign all or a portion of its obligations hereunder to an affiliate or to an entity managed or advised by an affiliate of Investor, provided that no such assignment shall relieve Investor of any liability or obligation hereunder except to the extent actually performed or satisfied by the assignee.

7. NOTICES. All notices and other communications hereunder shall be in writing in the English language and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices to the Investor hereunder shall be delivered as set forth below or to such other address or facsimile number as the Investor shall have notified the Company in a written notice delivered to the Company in accordance with the Merger Agreement:

GS Capital Partners V Fund, L.P.
c/o The Goldman Sachs Group
85 Broad Street
New York, New York 10004
Facsimile:	(212) 357-5505
Attention:	Sanjeev Mehra

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Facsimile:	(212) 403-2000
Attention:	Daniel A. Neff, Esq.
Mark Gordon, Esq.

8. CONTINUING OBLIGATION. This Letter Agreement shall remain in full force and effect and shall be binding on the Investor, its successors and assigns until all of the Merger Agreement Obligations have been indefeasibly paid in full. Notwithstanding the foregoing, this Letter Agreement shall terminate and the Investor shall have no further obligations under this Letter Agreement as of the earlier of (i) the Effective Time (as defined in the Merger Agreement), and (ii) the first anniversary of the termination of the Merger Agreement in accordance with its terms, except as to a claim for payment of any Obligation presented by the Company to MergerCo or any Investor (including the Other Investors) by such first anniversary. Notwithstanding the foregoing, in the event that the Company or any of its subsidiaries or Controlled Affiliates asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Investor’s liability to the amount of the Investor Cap or the provisions of this Section 8 or Section 9 hereof are illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against the Investor, the Investor Affiliates, MergerCo or the Merger Affiliates with respect to the transactions contemplated by the Merger Agreement other than liability of the Investor under this Letter Agreement (as limited by the provisions of Section 1), or if the Company fails to instruct any affiliate that is not a Controlled Affiliate not to make any such assertion prior to such affiliate that is not a Controlled Affiliate actually making such assertion, then (i) the obligations of the Investor under this Letter Agreement shall terminate ab initio and be null and void, (ii) if the Investor has previously made any payments under this Letter Agreement, it shall be entitled to recover such payments, and (iii) neither the Investor nor any of its affiliates shall have any liability to the Company with respect to the transactions contemplated by the Merger Agreement or under this Letter Agreement; provided, however, that if the Investor asserts in any litigation or other proceeding that this Letter Agreement is illegal, invalid or unenforceable in accordance with its terms, then, to the extent the Company prevails in such litigation or proceeding, the Investor shall pay on demand all reasonable fees and out of pocket expenses of the Company in connection with such litigation or proceeding.

9. NO RECOURSE. The Company acknowledges that the sole assets of MergerCo are cash in a de minimis amount and its rights under the Merger Agreement, and that no additional funds are expected to be contributed to MergerCo unless and until the Closing occurs. Notwithstanding anything that may be expressed or implied in this Letter Agreement or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that the Investor may be a partnership or limited liability company, by its acceptance of the benefits of this Letter Agreement, the Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, the former, current or future security holders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Investor, MergerCo, SibCo or any former, current or future security holder, director, officer, employee, general or limited partner, member, manager, affiliate, agent, assignee or representative of any of the foregoing (collectively, including SibCo but not including MergerCo, the “Investor Affiliates” or “MergerCo Affiliates”), through MergerCo or otherwise, whether by or through attempted piercing of the corporate, partnership or limited liability company veil, by or through a claim by or on behalf of MergerCo against the Investor, Investor Affiliates, or MergerCo Affiliates, (including a claim to enforce the commitment letter dated as of the date hereof from the Investor and the Other Investors to MergerCo) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statue, regulation or applicable law, or otherwise, except for its rights to recover from the Investor (but not the Investor Affiliates or MergerCo Affiliates (including any general partner or managing member)) its Merger Agreement Obligations under and to the extent provided in this Letter Agreement subject to the limitations described herein, and its rights against Other Investors pursuant to the terms of their written letter agreements delivered contemporaneously herewith. Recourse against the Investor under this Letter Agreement and against Other Investors pursuant to the terms of their written letter agreements delivered contemporaneously herewith shall be the sole and exclusive remedy of the Company and all of its subsidiaries and affiliates against the Investor, the Investor Affiliates, MergerCo, SibCo, and MergerCo Affiliates in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or hereby. Nothing set forth in this Letter Agreement shall be construed to confer or give to any person (including any person acting in a representative capacity) other than the Company and the Investor any rights or remedies against any person other than the Company and the Investor as expressly set forth herein.

10. RELEASE. (a) By its acceptance of this Letter Agreement, the Company hereby covenants and agrees that (1) neither the Company nor any of its subsidiaries or affiliates, and the Company agrees, to the maximum extent permitted by law, none of its affiliates, members, securityholders or representatives, has or shall have any right of recovery under or in connection with the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto, and to the extent that it has or obtains any such right, it, to the maximum extent permitted by law, hereby waives (on its own behalf and on behalf of each of the aforementioned persons) each and every such right against, and hereby releases, the Investor, MergerCo, SibCo and each of the former, current or future security holders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees and representatives of the Investor and MergerCo (collectively, the “Released Persons”), from and with respect to any claim, known or unknown, now existing or hereafter arising, in connection with any transaction contemplated by or otherwise relating to the Merger Agreement or the transactions contemplated thereby, whether by or through attempted piercing of the corporate, partnership or limited liability company veil, by or through a claim by or on behalf of MergerCo (or any other person) against any Released Person, or otherwise under any theory of law or equity (the “Released Claims”), other than claims against the Investor pursuant to this Letter Agreement for up to its Merger Agreement Obligations; and (2) recourse against the Investor under this Letter Agreement (and solely to the extent of the Investor’s Merger Agreement Obligations) shall be the sole and exclusive remedy of the Company and the Company agrees, to the maximum extent permitted by law, each of its affiliates and representatives, against the Investor and each Released Person in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto. The Company hereby covenants and agrees that, it shall not institute, directly or indirectly, and shall cause its Controlled Affiliates not to institute, and shall instruct its affiliates that are not Controlled Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto, against any Released Person except claims against the Investor (and solely to the extent of the Investor’s Merger Agreement Obligations) under this Letter Agreement. Notwithstanding the foregoing, in connection with the pursuit by the Company of a claim under this Letter Agreement, the Company may pursue a declaratory judgment claim against MergerCo, but solely to the extent necessary to demonstrate that MergerCo has failed to perform its obligations under the Merger Agreement; provided, that such claim by the Company does not seek any other remedy (including damages) against MergerCo.

(b) For all purposes of this Letter Agreement, pursuit of a claim against a person by the Company or any of the Company’s subsidiaries or Controlled Affiliates or the failure of the Company to instruct any affiliate that is not a Controlled Affiliate not to bring any claim in the name of or on behalf of the Company prior to such affiliate that is not a Controlled Affiliate actually pursuing such a claim, shall be deemed to be pursuit of a claim by the Company. A person shall be deemed to have pursued a claim against another person if such first person brings a legal action against such person, adds such other person to an existing legal proceeding, or otherwise asserts a legal claim of any nature against such person.

(c) The Company acknowledges the Investor is agreeing to enter into this Letter Agreement in reliance on the provisions set forth in this Section 10. This Section 10 shall survive termination of this Letter Agreement.

11. GOVERNING LAW. This Letter Agreement will be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement.

12. SUBMISSION TO JURISDICTION. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Letter Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Letter Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in any state or federal court sitting in the Borough of Manhattan of The City of New York, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the Southern District of New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.7 of the Merger Agreement or in such other manner as may be permitted by applicable laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Letter Agreement or any of the transactions contemplated by this Letter Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Letter Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Letter Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 12, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Letter Agreement, or the subject matter hereof, may not be enforced in or by such courts.

13. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

14. COUNTERPARTS. This Letter Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

(Signature pages follow)

Very truly yours,

GS CAPITAL PARTNERS V FUND, L.P.

By:	GSCP V Advisors, L.L.C., its General Partner

By:
Name:
Title:

Acknowledged and accepted:

ARAMARK CORPORATION

By:
Name:
Title: